UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 28, 2009

LML PAYMENT SYSTEMS INC.

(Exact name of registrant as specified in its charter)

Yukon Territory
(State or other jurisdiction of incorporation)

0-13959
(Commission File Number)

98-0209289
(IRS Employer Identification No.)

1680-1140 West Pender Street, Vancouver, BC  V6E 4G1
(Address of principal executive offices and Zip Code)

(604) 689-4440
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation under an Off-Balance Sheet Arrangement of a Registrant

Pursuant to a security agreement entered into on August 28, 2009 between LML Payment Systems Inc. (“LML” or the “Corporation”) and The Toronto-Dominion Bank (the “TD Bank”) (the “Security Agreement”), on August 28, 2009,  LML borrowed $100,000,000CAD (approximately $91,920,000USD based on the August 28, 2009 noon exchange rate of $0.9192) from the TD Bank pursuant to a credit facility term sheet dated for reference August 17, 2009. As security for the loan, the Corporation granted to the TD Bank security over certain of its assets pursuant to the Security Agreement. The Corporation repaid the loan the same day without incurring any interest, but did pay a non-refundable arrangement fee.

The loan was executed to help put into place a structure that is intended to shelter from tax up to approximately $11,000,000CAD in corporate earnings over the next 10 years. Under the structure, our wholly owned operating subsidiary, Beanstream Internet Commerce Inc. (“Beanstream”) will make interest payments on funds owed to the Corporation, which, on a consolidated basis, will shelter future profits from Beanstream’s operations by making use of the Corporation’s past losses. However, there is no guarantee that LML or Beanstream will make an operating profit in the future.

The transaction has been completed and security granted to the TD Bank is in the process of being discharged. We have no further obligation to the TD Bank pursuant to this arragement.

Item 7.01	Regulation FD Disclosure

The text under Item 2.03 above is hereby incorporated by reference into this Item 7.01.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Security agreement dated August 28, 2009 between LML Payment Systems Inc. and The Toronto-Dominion Bank

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LML PAYMENT SYSTEMS INC.

/s/ Carolyn L. Gaines
Carolyn L. Gaines
Corporate Secretary

September 3, 2009